As filed with the Securities and Exchange Commission on June 28, 2007
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OPTION CARE, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3791193 (I.R.S. Employer Identification No.)

485 Half Day Road, Suite 300 Buffalo Grove, IL (Address of Principal Executive Offices)	60089 (Zip Code)
Option Care, Inc. 2001 Employee Stock Purchase Plan, as amended
(Full title of the plan)
Joseph Bonaccorsi
Senior Vice President, Secretary and General Counsel
485 Half Day Road, Suite 300
Buffalo Grove, IL 60089
(847) 465-2100
(Name, address and telephone number of agent for service)
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share(1)	Price(1)	Registration Fee
Common Stock, par value $0.01 per share	1,355,582 (2)	$15.06	$20,415,065	$626.74

(1)	Computed solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices for such security on June 25, 2007, as reported by The Nasdaq Stock Market.

(2)	The securities being registered represent a maximum of 1,355,582 shares to be issued pursuant to the Option Care, Inc. 2001 Employee Stock Purchase Plan, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Option Care, Inc. (“Option Care”), with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference and made a part hereof:
1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

2.	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

3.	Current Report on Form 8-K dated and filed May 8, 2007; and

4.	The description of Option Care’s common stock, $0.01 par value per share, contained in its registration statement on Form 8-A filed with the Commission on February 20, 1992, and any amendment or report filed for the purpose of updating such description.
     All documents filed subsequent to the filing date of this Registration Statement with the Commission by Option Care pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Option Care’s Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party’s actions or omissions as a director, officer, employee or agent of Option Care of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of Option Care if the acts or omissions occurred, or were or are alleged to have occurred, while said party was a director or officer of Option Care; provided, however, Option Care shall not indemnify any director or officer in an action against Option Care unless Option Care shall have consented to the action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of Option Care.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually incurred by the person in connection with the action if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware law does not permit a corporation to eliminate a director’s duty of due care, and the provisions of Option Care’s Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care.
     Option Care maintains a director’s and officer’s liability insurance policy which indemnifies directors and officers for specified losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances where Option Care does not provide indemnification.
     Under the applicable provisions of the Delaware General Corporation Law, any indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or
     (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or
     (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or
     (4) by the affirmative vote of a majority of the shares entitled to vote thereon.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
4.1	Indenture Agreement by and among Option Care, Inc. and LaSalle Bank National Association, including the Form of our 2.25% Convertible Senior Notes due 2024. Filed as Exhibit 4.1 to Option Care’s Current Report on Form 8-K filed on November 11, 2004 and incorporated herein by reference.

4.2	Registration Rights Agreement dated as of November 2, 2004 by and among Option Care, UBS Securities LLC and Piper Jaffray & Co. Filed as Exhibit 4.2 to Option Care’s Current Report on Form 8-K filed on November 11, 2004 and incorporated herein by reference.

5.1	Opinion of Byran Cave LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).
Item 9. Undertakings.
     1. The undersigned registrant hereby undertakes:
          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on the 28th day of June, 2007.

OPTION CARE, INC.
By:	/s/ Rajat Rai
	Name:	Rajat Rai
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Rajat Rai and Joseph Bonaccorsi, and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Rajat Rai Rajat Rai	President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2007

/s/ Paul Mastrapa Paul Mastrapa	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 28, 2007

/s/ Kenneth S. Abramowitz Kenneth S. Abramowitz	Director	May 16, 2007

/s/ E. A. Blechschmidt Edward A. Blechschmidt	Director	May 16, 2007

/s/ Leo Heinkoff Leo Henikoff	Director	May 16, 2007

/s/ John Kapoor John N. Kapoor	Chairman of the Board	May 15, 2007

/s/ Jerome F. Sheldon Jerome F. Sheldon	Director	May 16, 2007

EXHIBIT INDEX

No.	Document

5.1	Opinion of Bryan Cave LLP

23.1	Consent of Ernst & Young LLP